                                                               ARTHUR ANDERSEN
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Genaissance Pharmaceuticals, Inc:

As independent public accountants, we hereby consent to the use of our report dated March 10, 2000 (and to all references to our Firm) included in or made a part of this registration statement.


                                  /s/ ARTHUR ANDERSEN LLP

Hartford, Connecticut
April 20, 2000